EXHIBIT 2
                                                                  EXECUTION COPY



                        VOTING AND DISTRIBUTION AGREEMENT


                  VOTING AND DISTRIBUTION AGREEMENT, dated as of August 5, 2003 (this "Agreement"), among Peregrine Systems, Inc., a Delaware corporation ("Peregrine"), Peregrine in its capacity as Stock Disbursing Agent ("Agent") under the Plan (as defined below) and the Post-Emergence Equity Committee of Peregrine under the Plan (the "Committee").

                  A. The United States Bankruptcy Court for the District of Delaware has confirmed Peregrine's Fourth Amended Plan of Reorganization, as modified, dated July 14, 2003 (the "Plan"). Capitalized terms used herein without definition have the respective meanings ascribed to such terms in the Plan.

                  B. In accordance with the terms of the Plan, 5,550,000 shares of New PSI Common Stock (the "Shares") have been issued to and deposited with the Agent pending distribution in accordance with the terms of the Plan.

                  C. The Plan specifies that pending distribution of the Shares, the Committee shall exercise all voting rights with respect to the Shares.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Fiduciary Capacity. Agent holds the Shares in a fiduciary capacity and shall act in its fiduciary capacity with respect to the voting of the Shares and the distribution of the Shares as the Stock Disbursing Agent, as provided in this Agreement, and as otherwise required by the Plan or the Bankruptcy Court.

2. Voting of Shares. For so long as Agent holds any of the Shares (or any other voting securities issued to Agent in respect of the Shares), Agent shall cause the Shares (and any other voting securities issued to Agent in respect of the Shares) to be voted, whether at any meeting of the stockholders of Peregrine or in any consent in lieu of such a meeting, in accordance with written directions received from the Committee.

3. Irrevocable Proxy. Agent hereby irrevocably appoints the Committee as its attorney and proxy pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and take other actions (by written consent or otherwise) with respect to the Shares (and all other securities issued to the Agent in respect of the Shares) which Agent is entitled to take at any meeting of stockholders of Peregrine (whether annual or special and whether or not an adjourned or postponed meeting) or in respect of any consent in lieu of any such meeting or otherwise. This proxy and power of attorney is irrevocable and coupled with an interest in favor of the Committee. Agent hereby revokes all other proxies and powers of attorney with respect to the Shares (and all other securities issued to the Agent in respect of the Shares) which it may have heretofore appointed

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                  or granted, and no subsequent proxy or power of attorney
                  shall be given or written consent executed (and if given or executed, shall not be effective) by the Agent with respect thereto.

4. Notice of Meetings. For so long as Agent holds any Shares (or any other securities issued in respect of the Shares), Peregrine and Agent shall cause the Committee to receive copies of all notices of meetings of stockholders or requests for consent in lieu of meeting, and any other materials received by Agent as the registered holder of the Shares, as soon as reasonably practicable and in no event later than the second business day following receipt of such notice, request or other materials by the Agent.

5. No Disposition or Encumbrance of Shares. Agent hereby covenants and agrees that except as contemplated by the Plan, the Agent shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Agent's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares (or any other securities issued in respect of the Shares).

6. Distribution in Accordance with the Plan. Agent will distribute the Shares only in accordance with the terms of the Plan.

7. Actions by the Committee. Any action which is required to be taken by the Committee pursuant to this Agreement shall be taken by the vote of a majority of the members of the Committee. Any written directions given by the Committee in accordance with the terms hereof shall be executed by a majority of the members of the Committee and the Agent is expressly entitled to rely on such written directions.

8. Exculpation of Committee. The Committee shall not be liable for any error in judgment or any action taken, suffered or omitted to be taken by it hereunder, including without limitation, any vote in favor of or against, or any abstention from voting on, any matter submitted to the stockholders of Peregrine, except in the case of its gross negligence or willful misconduct.

9.                Miscellaneous.

                  (a) Expenses. Except as otherwise provided in the Plan, all costs and expenses incurred by any party in connection with the performance of this Agreement shall be paid by Peregrine.

                  (b) Further Assurances. Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

                  (c) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to

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                           specific performance of the terms hereof (without
                           establishing the likelihood of irreparable injury or posting bond or other security) in addition to any other remedy to which they may be entitled at law or in equity.

                  (d) Entire Agreement; Inconsistency with the Plan. This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. In the event of any inconsistency between the Plan and any provision of this Agreement, the applicable provisions of the Plan shall be controlling.

                  (e) Assignment. This Agreement shall not be assigned by operation of law or otherwise.

                  (f) Obligations of Successors; Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  (g) Amendment; Waiver. This Agreement may not be amended or changed except by an instrument in writing signed by the parties hereto.

                  (h) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  (i) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(i)):

                  if to Peregrine:

                           Peregrine Systems, Inc.
                           3611 Valley Center Drive
                           5th Floor
                           San Diego, CA 92130
                           Attention: General Counsel
                           Telecopy:  (858) 481-1751

                  with a copy to:

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                      Pachulski, Stang, Ziehl, Young, Jones and Weintraub, P.C.
                      10100 Santa Monica Boulevard, Suite 1100
                      Los Angeles, CA 90067
                      Attention: Jonathan Kim, Esq.
                      Telecopy: (310) 201-0760

                  if to Agent:

                      Peregrine Systems, Inc., as Stock Disbursing Agent 3611 Valley Center Drive
                      5th Floor
                      San Diego, CA 92130
                      Attention: General Counsel
                      Telecopy:  (858) 481-1751

                  with a copy to:

                      Pachulski, Stang, Ziehl, Young, Jones and Weintraub, P.C. 10100 Santa Monica Boulevard, Suite 1100
                      Los Angeles, CA 90067
                      Attention: Jonathan Kim, Esq.
                      Telecopy: (310) 201-0760

                  if to the Committee:

                      Post-Emergence Equity Committee of Peregrine Systems, Inc. 1481 Sage Canyon Road
                      St. Helena, California 94574
                      Attention: Mark Nelson
                      Telecopy:  (707) 963-8885

                  with a copy to:

                      Kronish, Lieb, Weiner & Hellman LLP
                      1114 Avenue of the Americas
                      New York, New York 10036
                      Attention: Lawrence C. Gottlieb, Esq.
                      Telecopy:  (212) 479-6275

                  (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

                  (k) Bankruptcy Court Jurisdiction. The Bankruptcy Court
                      shall retain original and exclusive jurisdiction over the determination of all controversies and disputes arising under or in connection with this Agreement.

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                  (l) Headings. The descriptive headings contained in this
                      Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (m) Counterparts; Facsimile Signatures. This Agreement
                      may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signed copies of this Agreement transmitted by facsimile will be accepted by the parties, and the parties shall be entitled to rely on such copies as though they bear original signatures.

                  (n) WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT
                      IT MIGHT HAVE TO A JURY TRIAL OF ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT.

                  IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its officers thereunto duly authorized as of the date first written above.

                                        PEREGRINE SYSTEMS, INC.



                                        By:______________________________
                                              Name:
                                              Title:


                                        PEREGRINE SYSTEMS, INC., as Stock
                                          Disbursing Agent under the Plan

                                        By:_______________________________
                                              Name:
                                              Title:


                                        POST-EMERGENCE EQUITY
                                        COMMITTEE OF PEREGRINE UNDER
                                        THE PLAN



                                        By:_______________________________
                                              Name:
                                              Title:

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